Registration Statement No. 333 - 226421 Dated May 25, 2021; Rule 433 Page 1 0.898% F IXED R ATE S ENIOR D EBT F UNDING N OTES DUE M AY 28, 2024 S ENIOR D EBT F UNDING N OTES , S ERIES E Terms and Conditions Tuesday, May 25, 2021 Global Markets Final Terms of the Notes Relating to Preliminary Pricing Supplement No. 3124 dated May 25, 2021 (the “Preliminary Pricing Supplement”). Capitalized terms used but not defined herein are defined as set forth in the Preliminary Pricing Supplement. : Deutsche Bank AG New York Branch : A3 (Moody’s); BBB+ (S&P); BBB+ (Fitch) Issuer Issuer’s Long - term Senior Preferred Unsecured Rating Form of Debt : Nominal Amount Trade Date Issue Date Maturity Date Coupon Spread to Benchmark Benchmark Benchmark Treasury Yield Reoffer Price Fees Day Count Basis Interest Payment Dates Early Redemption Redemption Business Days Listing Denominations ISIN CUSIP Sole Book Runner Senior Co - Managers Co - Managers Settlement Calculation Agent Documentation Eligible Liabilities Terms Resolution Measures : Senior Debt Funding Notes (Senior preferred) The notes are intended to qualify as eligible liabilities for the minimum requirement for own funds and eligible liabilities of the Issuer. : USD 1,000,000,000 : May 25, 2021 : May 28, 2021 : May 28, 2024 : 0.898% : 60 bps : UST 0.250% May 15, 2024 : 0.298% : 100.000% : 0.225% : 30/360, unadjusted following : Semi - annual in arrears, payable May 28 and November 28 each year, commencing November 28, 2021 : None : 100.00% : New York and TARGET2 : None : Minimum denominations of USD 150,000 and integral multiples of USD 1,000 in excess thereof : US251526CJ68 : 251526CJ6 : Deutsche Bank Securities Inc. : Scotia Capital (USA) Inc., TD Securities (USA) LLC : Academy Securities, Inc . , Barclays Capital Inc . , Blaylock Van, LLC, Capital Institutional Services, Inc . , Citigroup Global Markets Inc . , Commerz Markets LLC, Credit Suisse Securities (USA) LLC, Drexel Hamilton, LLC, KeyBanc Capital Markets Inc . , Loop Capital Markets LLC, Mischler Financial Group, Inc . , R . Seelaus & Co . , LLC, Santander Investment Securities Inc . , UBS Securities LLC : DTC and Euroclear/Clearstream : Deutsche Bank AG, London Branch : SEC Registered : Waiver of right to set - off; no events of default; repurchase prior to maturity subject to regulatory approval; recognition of applicable resolution measures Holders of notes will be bound by and will be deemed to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership . If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes . Please see “Resolution Measures and Deemed Agreement” below for more information . Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus . • Preliminary pricing supplement dated May 25, 2021 : https:// www.sec.gov/Archives/edgar/data/1159508/000095010321007773/dp151384_424b2 - 3124.htm • Prospectus supplement dated August 20, 2018 : https:// www.sec.gov/Archives/edgar/data/1159508/000095010318009815/dp94666_424b2 - prosupse.htm • Prospectus dated August 20, 2018 : https:// www.sec.gov/Archives/edgar/data/1159508/000119312518252721/d567315d424b21.pdf

Registration Statement No. 333 - 226421 Dated May 25, 2021; Rule 433 Page 2 0.898% F IXED R ATE S ENIOR D EBT F UNDING N OTES DUE M AY 28, 2024 S ENIOR D EBT F UNDING N OTES , S ERIES E Terms and Conditions Tuesday, May 25, 2021 Global Markets RESOLUTION MEASURES AND DEEMED AGREEMENT On May 15 , 2014 , the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”), which was implemented into German law by the German Recovery and Resolution Act (Sanierungs - und Abwicklungsgesetz, or, as amended, the “Resolution Act”), which became effective on January 1 , 2015 . The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met . From January 1 , 2016 , the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union was transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities . Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non - viable” (as defined under the then - applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us . By acquiring the notes, you will be bound by and will be deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below . Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to : (i) write down, including to zero, any payment on the notes ; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments) ; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes . We refer to each of these measures as a “Resolution Measure . ” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure . A “bridge bank” refers to a newly chartered German bank that would receive some or all of our equity securities, assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding . Furthermore, by acquiring the notes, you :  are deemed irrevocably to have agreed, and you will agree : (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure ; (ii) that you will have no claim or other right against us arising out of any Resolution Measure ; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Senior Debt Funding Indenture dated July 30 , 2018 among us, Delaware Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar, as supplemented by the first supplemental senior debt funding indenture dated as of March 1 , 2021 , and as may be further amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939 , as amended (the “ Trust Indenture Act ”) ;  waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “ indenture agent ”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or any of the indenture agents takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes ; and  will be deemed to have : (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes ; (ii) authorized, directed and requested The Depository Trust Company (“ DTC ”) and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents ; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes . This is only a summary, for more information please see the accompanying prospectus dated August 20 , 2018 , including the risk factors beginning on page 19 of such prospectus . THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG

Registration Statement No. 333 - 226421 Dated May 25, 2021; Rule 433 Page 3 0.898% F IXED R ATE S ENIOR D EBT F UNDING N OTES DUE M AY 28, 2024 S ENIOR D EBT F UNDING N OTES , S ERIES E Terms and Conditions Tuesday, May 25, 2021 Global Markets The notes are unsecured and unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non - preferred obligations, and are not, either directly or indirectly, an obligation of any third party . Any interest payments to be made on the notes and the repayment of principal at maturity depend on the ability of Deutsche Bank AG to satisfy its obligations as they become due . An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes . As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes . Any future downgrade could materially affect Deutsche Bank AG’s funding costs and cause the trading price of the notes to decline significantly . Additionally, under many derivative contracts to which Deutsche Bank AG is a party, a downgrade could require it to post additional collateral, lead to terminations of contracts with accompanying payment obligations or give counterparties additional remedies . In the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure, you might not receive interest and principal payments owed to you under the terms of the notes and you could lose your entire investment . THE NOTES MAY BE WRITTEN DOWN , BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES . YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include : writing down, including to zero, any claim for payment on the notes ; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments) ; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes . The competent resolution authority may apply Resolution Measures individually or in any combination . Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non - viable” (as defined under the then - applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us . The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail - in tool . By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of such Resolution Measure . In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act . Furthermore, it will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case . Accordingly, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure . In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes . Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure . OUR SENIOR DEBT FUNDING SECURITIES, INCLUDING THE NOTES OFFERED HEREIN, ARE INTENDED TO QUALIFY AS ELIGIBLE LIABILITIES FOR THE MINIMUM REQUIREMENT FOR OWN FUNDS AND ELIGIBLE LIABILITIES OF THE ISSUER . THEY ARE EXPECTED TO CONSTITUTE “SENIOR PREFERRED” DEBT SECURITIES AND WOULD, IF INSOLVENCY PROCEEDINGS ARE OPENED AGAINST US OR IF RESOLUTION MEASURES ARE IMPOSED ON US, BEAR LOSSES AFTER OUR “SENIOR NON - PREFERRED” DEBT INSTRUMENTS BUT BEFORE OTHER LIABILITIES WITH AN EVEN MORE SENIOR RANK, FOR EXAMPLE, COVERED DEPOSITS HELD BY NATURAL PERSONS AND MICRO, SMALL AND MEDIUM - SIZED ENTERPRISES The notes are intended to qualify as eligible liabilities for the minimum requirement for own funds and eligible liabilities of the Issuer . The obligations under the notes constitute unsecured and unsubordinated preferred obligations of the Issuer ranking pari passu among themselves and with other unsecured and unsubordinated obligations of the Issuer, subject, however, to statutory priorities conferred to certain unsecured and unsubordinated obligations in the event of resolution measures being imposed on the Issuer or in the event of the dissolution, liquidation, insolvency, composition or other proceedings for the avoidance of insolvency of, or against, the Issuer . Pursuant to † 46 f(5) of the German Banking Act ( Kreditwesengesetz , "KWG"), the obligations under the notes rank in priority of those under debt instruments of the Issuer within the meaning of † 46 f(6) sentence 1 KWG (also in conjunction with † 46 f(9) KWG) or any successor provision .

Registration Statement No. 333 - 226421 Dated May 25, 2021; Rule 433 Page 4 0.898% F IXED R ATE S ENIOR D EBT F UNDING N OTES DUE M AY 28, 2024 S ENIOR D EBT F UNDING N OTES , S ERIES E Terms and Conditions Tuesday, May 25, 2021 Global Markets In accordance with † 10 (5) KWG, you as holder of notes may not set off your claims arising under the notes against any claims of the Issuer . No collateral or guarantee shall be provided at any time to secure claims of a holder of notes under the Notes ; any collateral or guarantee already provided or granted in the future in connection with other liabilities of the Issuer may not be used for claims under the notes . No subsequent agreement may enhance the seniority of the obligations as described above or shorten the term of the Notes or any applicable notice period . Any redemption, repurchase or termination of the Notes prior to their scheduled maturity is subject to the prior approval of the competent authority . If insolvency proceedings are opened against us or if Resolution Measures are imposed on us, our “senior preferred” debt securities (including the notes offered herein) are expected to be among the unsecured unsubordinated obligations that would bear losses after our “senior non - preferred” debt instruments, including our non - structured senior debt securities issued before July 21 , 2018 . On the other hand, there are liabilities with an even more senior rank, for example, covered deposits held by natural persons and micro, small and medium - sized enterprises . Therefore, you may lose some or all of your investment in the notes offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us . Prohibition of Sales To EEA Retail Investors The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) . For these purposes, a retail investor means a person who is one (or more) of : (i) a retail client as defined in point (11) of Article 4 (1) of Directive 2014 / 65 /EU (as amended, “MiFID II”) ; or (ii) a customer within the meaning of Directive (EU) 2016 / 97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4 (1) of MiFID II . Consequently no key information document required by Regulation (EU) No 1286 / 2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA be unlawful under the PRIIPs Regulation . Prohibition of Sales to UK Retail Investors The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”) . For these purposes, a retail investor means a person who is one (or more) of : (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017 / 565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) ; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 , as amended (“FSMA”), and any rules or regulations made under the FSMA to implement Directive (EU) 2016 / 97 , where that customer would not qualify as a professional client, as defined in point (8) of Article 2 (1) of Regulation (EU) No 600 / 2014 as it forms part of domestic law by virtue of the EUWA . Consequently no key information document required by Regulation (EU) No 1286 / 2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation . MiFID II Product Governance/Professional Investors and ECPs - only Target Market The target market for the notes is eligible counterparties and professional clients, each as defined in MiFID II (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a medium - term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance . UK MIFIR product governance/Professional Investors and ECPs - only Target Market The target market for the notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600 / 2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 ("UK MiFIR") (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a medium - term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance . Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll - free 1 - 800 - 503 - 4611.